Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of Bread Financial Holdings, Inc. (formerly known as Alliance Data Systems Corporation) and subsidiaries and the effectiveness of Bread Financial Holdings, Inc.’s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bread Financial Holdings, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Columbus, Ohio
June 22, 2022